EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-07831, 333-07835, 333-28455, 333-28457, 333-28459, 333-63813, 333-63815, 333-41632, 333-41634, 333-41670, 033-88634, 333-53278, 333-86686, 333-86688, 333-126062, 333-144060 and 333-168613) on Form S-8 and Registration Statement No. 333-173311 on Form S-3 of Maxwell Technologies, Inc. of our reports dated February 16, 2012, relating to our audits of the consolidated financial statements, financial statement schedule and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Maxwell Technologies, Inc. for the year ended December 31, 2011.

/s/ McGladrey & Pullen, LLP

San Diego, California

February 16, 2012